SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K


Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  February 1, 1999

ADEN ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)


         California			00-18140		87-0447215
(State or other jurisdiction of		(Commission		(I.R.S. Employer
incorporation or organization)	File No.)		 Identification No.)


13314 I Street, Omaha, Nebraska		68137
       (Address of principal executive offices)	        (Zip Code)


(402) 334-5556)
(Registrants telephone number, including area code)

Item 5.	Other Information

Registrant and its majority-owned subsidiary, Liberty Court Travel, Inc. entered into an Agreement with MercExchange LLC pertaining to MercExchange providing Liberty Court Travel, Inc. with a limited, nontransferable license to its patent number 5845265 and associated patents pending for use in the travel services industry.

Under terms of the Agreement, Registrant shall provide MercExchange with 4 million shares of restricted common stock and two-year warrants to purchase 2 million shares of common stock at a price of $.25 with full vesting 6 months from issuance. MercExchange will also receive sufficient shares to obtain a 3% interest in common stock in Liberty
Court Travel, Inc.    An amount equal to 25% of the common stock and
shares underlying the warrants in Registrant and Liberty shall be subject to a demand registration right after six months. Registrant also entered into a separate agreement with MercExchange whereby it shall provide financing and other resources to MercExchange in exchange for an equity interest.

In conjunction with the Agreement, Registrant engaged the professional services of Michael Caputo in exchange for 1 million shares of common stock and two-year warrants to purchase 500,000 shares of common stock at a price of $.25 with full vesting 6 months from issuance. An amount equal to 25% of the common stock and shares underlying the warrants in Registrant shall be subject to a demand registration right after six months.

In a separate agreement, Registrant purchased the domain name cheapfares.com in exchange for 100,000 shares of restricted stock in Registrant and additional consideration of convertible preferred stock in Liberty Court Travel, Inc. with a face value of $225,000.

On February 1, 1999 the Board of Directors of Liberty Court Travel, Inc. voted to change the name of Liberty Court Travel, Inc. to Cheapfares.com.

Registrant is not profitable at the present time and does not expect to be in the near future. Registrant has limited financial resources and there can be no assurance it will raise sufficient capital to fund its operations or fulfill the Agreement. Registrant has a significant amount of debt that is currently in default and it is a party in certain litigation. In exchange for certain consideration, a shareholder entered into an agreement previously to assume all of its debt and indemnify the Registrant for all known litigation.


At the present time, there are currently 100 million shares of common stock outstanding and approximately 22.5 million warrants to purchase common stock at prices ranging from $.01 per share to $.25 per share. Registrant is also required to issue an additional 7 million shares to an officer and shareholder of Registrant for common stock he tendered to the Registrant as treasury stock in order to permit stock issuance for
the Agreement described above and other matters.   Registrant is also
required to issue an additional 5 million shares in conjunction with the Agreement described above.

Certain information above contains forward-looking statements that may involve risk and uncertainties. Registrant believes that its expectations are based on reasonable assumptions. However, no assurances can be given that its goals will be achieved. Factors that could cause actual results to differ materially include, but are not limited to, changes in federal, state and local regulations, new product introductions by competitors and changes in technology.



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